UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2018

Odonate Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38318	82-2493065
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4747 Executive Drive, Suite 510

San Diego, CA 92121

(858) 731-8180

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 3, 2018, the board of directors (the “Board”) of Odonate Therapeutics, Inc. (the “Company”) appointed Laura Johnson Douglass to the Board and the Audit Committee of the Board to serve until the Company’s 2019 Annual Meeting of Stockholders and until her successor is duly elected and qualified.

Ms. Douglass is the President and Chief Executive Officer of Next Generation Clinical Research Consulting, Inc., a contract research organization servicing the pharmaceutical industry that she founded in 1999. Additionally, Ms. Douglass is the President and Chief Executive Officer of Eufaeria Biosciences, Inc., a biotechnology company that she founded in 2016. Ms. Douglass is a director of La Jolla Pharmaceutical Company. Ms. Douglass is also a founder and director of SB Bancorp, Inc. and Settlers Bank, Inc. Ms. Douglass received a nursing degree from The University of the State of New York-Albany.

Ms. Douglass will receive an annual retainer of $50,000, which will be prorated for her service for the year ending December 31, 2018. On appointment, Ms. Douglass was granted an option to purchase 35,000 shares of the Company’s common stock under the Odonate Therapeutics, Inc. 2017 Stock Option Plan. The stock options will vest and become exercisable with respect to 25% of the underlying shares on the first anniversary of her appointment, with the remaining shares vesting in equal monthly installments over the following three years, subject to continued service requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Odonate Therapeutics, Inc.

Date: December 6, 2018	By:	/s/ Kevin Tang
Kevin Tang
Chairman and Chief Executive Officer